UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: NOVEMBER 28, 2007

ATWOOD OCEANICS, INC.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER 1-13167

TEXAS

(State or other jurisdiction of incorporation or organization)

Internal Revenue Service – Employer Identification No. 74-1611874

15835 Park Ten Place Drive, Houston, Texas, 77084

(281) 749-7800

____________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02    RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On November 28, 2007, the Company announced its earnings for the Fiscal Year 2007 Fourth Quarter and Year ended September 30, 2007. A copy of the press release summarizing these earnings is filed with this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Additional information with respect to the Company’s consolidated statements of operations for the three months and year ended September 30, 2007 and 2006 and an analysis of revenues and contract drilling costs for the three months and year ended September 30, 2007 and condensed consolidated balance sheets at September 30, 2007 and 2006 are attached hereto as Exhibits 99.2, 99.3 and 99.4, respectively, which are being furnished; however, should not be deemed to be filed under Section 18 of the Exchange Act.

ITEM 7.01 REGULATION FD DISCLOSURE

Additional information with respect to the Company’s Fleet Status Report at November 28, 2007 is attached hereto as Exhibit 99.5. Such information is being furnished under Regulation FD and should not be deemed to be filed under Section 18 of the Exchange Act.

As noted in Fleet Status Report, thus far in the first quarter of fiscal year 2008, the SEAHAWK and the ATWOOD HUNTER have incurred sixteen (16) days and three (3) days, respectively of unplanned downtime. These unplanned downtime days have negatively impacted revenues for the quarter by approximately $2.2 million or approximately $0.07 reduction in diluted earnings per share. The equipment issues which caused these unplanned downtime days have now been resolved, with both rigs currently working at their operating dayrates. Besides the negative impact of these unplanned downtime days, the results for the first quarter of fiscal year 2008 could also be negatively impacted by approximately $1.7 million (approximate $0.05 reduction in diluted earnings per share) relating to a dayrate billing disagreement. We are having ongoing discussions on this issue; however, we currently cannot give any assurance that we will receive payment of the $1.7 million amount.

The ATWOOD EAGLE is currently undergoing planned downtime for its required regulatory inspection and planned maintenance, which is expected to take 15 zero rate days to complete. The RICHMOND continues to be in a shipyard undergoing its approximate $14 million life enhancing upgrade, which is expected to result in the rig incurring seventy (70) zero rate days during the quarter. The ATWOOD HUNTER continues to work for Burullus Gas Co. in Egypt. This drilling program is expected to be completed around December 17, 2007, with the rig immediately moved to a shipyard in Malta to undergo some equipment upgrades. During the time that the ATWOOD HUNTER will be in the shipyard (estimated December 26, 2007 through January 15, 2008), it will be at zero rate. Immediately following the completion of its shipyard work, the rig will commence working under the suspended contract with Woodside Energy Ltd.

ITEM 8.01 OTHER EVENTS

The ATWOOD SOUTHERN CROSS, owned and operated by our wholly owned subsidiary Atwood Oceanics Pacific Limited, has been awarded a contract by ENI Spa AGIP Exploration & Production Division (“ENI”) to drill two (2) wells plus options for two (2) additional wells. The contract provides for an operating dayrate of $406,000. The drilling of the two (2) firm wells is estimated to take one hundred-fifty (150) days to complete and if both option wells are drilled, the contract could extend another ninety (90) days. This contract will commence immediately upon the rig completing its current contract commitments with Melrose Resources and Turkiye Petrolleri A.O. (“TPAO”) (estimated February 2008). The contract provides that ENI will provide the tow vessel to move the rig to its drilling site and pay a dayrate of $365,000 during the mobilization period (estimated ten (10) days), as well as pay a dayrate of $395,000 while the rig is being certified by Italian authorities (estimated ten (10) days) prior to commencing drilling operations.

Statements contained in this report with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including; the Company's dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters. A list of additional risk factors can be found in the Company's annual report on Form 10-K for the year ended September 30, 2006, filed with the Securities and Exchange Commission.

ITEM 9.01	EXHIBITS

EXHIBIT 99.1	PRESS RELEASE DATED NOVEMBER 28, 2007
EXHIBIT 99.2	CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE MONTHS AND TWELVE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

EXHIBIT 99.3	ANALYSIS OF REVENUES AND CONTRACT DRILLING COSTS FOR THE THREE MONTHS AND TWELVE MONTHS ENDED SEPTEMBER 30, 2007

EXHIBIT 99.4	CONDENSED CONSOLIDATED BALANCE SHEETS AT SEPTEMBER 30, 2007 AND 2006

EXHIBIT 99.5	FLEET STATUS REPORT AT NOVEMBER 28, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATWOOD OCEANICS, INC.
(Registrant)

/s/ James M. Holland
James M. Holland
Senior Vice President

DATE:	November 28, 2007

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Press Release dated November 28, 2007

99.2	Consolidated Statements of Operations for the Three Months and Twelve Months ended September 30, 2007 and 2006

99.3	Analysis of Revenues and Drilling Costs for the Three Months and Twelve Months ended September 30, 2007

99.4	Condensed Consolidated Balance Sheets at September 30, 2007 and 2006

99.5	Fleet Status Report at November 28, 2007